EL PASO FIELD SERVICES COMPANY AGREES TO PURCHASE PG&E CORPORATION'S TEXAS MIDSTREAM BUSINESS

HOUSTON, TEXAS, January 31, 2000-El Paso Field Services Company, a business unit of El Paso Energy Corporation (NYSE;EPG), announced today that it has entered into an agreement to purchase the natural gas and natural gas liquids businesses of PG&E Gas Transmission, Texas Corporation and PG&E Gas Transmission Teco, Inc. The total value of the transaction is $840 million, including face amount of assumed debt of approximately $561 million. The sale, which is expected to close by mid-year 2000, is subject to Hart Scott Rodino review and third party consents.

The assets are comprised of extensive intrastate natural gas gathering, processing, transmission, and storage businesses in Texas. The assets serve all major metropolitan areas, the largest industrial load centers, and numerous natural gas trading hubs. They are also well positioned to serve many of the state's existing and planned gas-fired electric generation facilities. Included in the transaction are 8,500 miles of natural gas transmission pipelines that transport approximately 2.8 billion cubic feet per day (Bcf/d), nine natural gas processing plants that currently process
1.5 Bcf/d, and a 7.2 Bcf natural gas storage field. The transaction also includes significant natural gas liquids pipelines and fractionation facilities. PG&E Gas Transmission, Texas is a leading natural gas aggregator and processor in South Texas, a region that produces almost 16 percent of the nation's natural gas supply.

"We have sought these assets for some time, and they are an excellent fit for us, especially in light of our proposed Coastal merger. This transaction represents compelling value and will be immediately accretive to El Paso's earnings per share," said Robert G. Phillips, president of El Paso Field Services Company. "Many of the acquired assets will be ideal candidates for contribution to our affiliated master limited partnership, El Paso Energy Partners, L.P."

Chase Securities Inc. is acting as El Paso Energy's financial advisor for the transaction. The law firm of Fried, Frank, Harris, Shriver & Jacobson is El Paso Energy's legal advisor.

With over $16 billion in assets, El Paso Energy Corporation provides comprehensive energy solutions through its strategic business units:
Tennessee Gas Pipeline Company, El Paso Company, Southern Natural Gas Company, El Paso Merchant Energy Company, El Paso Energy International Company, El Paso Field Services Company, and El Paso Production Company. The company owns North America's largest natural gas pipeline system, both in terms of throughput and miles of pipeline, and has operations in natural gas transmission, merchant energy services, power generation, international project development, gas gathering and processing, and gas and oil production. On January 18, 2000, El Paso announced that it has agreed to merge with the Coastal Corporation in a deal valued at $16 billion, including approximately $6 billion of assumed debt and preferred equity. Visit El Paso Energy's web site at www.epenergy.com.